Exhibit 5.1

Wyrick Robbins Yates & Ponton LLP

ATTORNEYS AT LAW

4101 Lake Boone Trail, Suite 300, Raleigh, NC 27607

PO Drawer 17803, Raleigh, NC 27619

P: 919.781.4000 F: 919.781.4865 www.wyrick.com

December 30, 2019

Board of Directors

Cerecor Inc.

540 Gaither Road, Suite 400

Rockville, Maryland 20850

Re: Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to Cerecor Inc., a Delaware Corporation ( the “Company”), in connection with the preparation of a Registration Statement on Form S-4 (the “Registration Statement”) filed on December 20, 2019, and as amended on or about the date hereof, by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the registration of up to 4,877,676 shares (the “Common Shares”) of the Company’s common stock, $0.001 par value per share, to be exchanged for shares of common stock of Aevi Genomic Medicine, Inc., a Delaware corporation (“Aevi”), pursuant to an Agreement and Plan of Merger and Reorganization, dated as of December 5, 2019, as may be amended from time to time (the “Merger Agreement”), by and among Cerecor, Genie Merger Sub, Inc., a wholly owned subsidiary of Cerecor (“Merger Sub”), Second Genie Merger Sub, LLC, a wholly owned subsidiary of Cerecor (“Second Merger Sub”), and Aevi. Pursuant to the Merger Agreement, Merger Sub will merge with and into Aevi, with Aevi as the surviving corporation, and as part of the same overall transaction, Aevi will then merge with and into Second Merger Sub, with Second Merger Sub as the surviving entity (the “Merger”). This opinion is furnished pursuant to the requirements of Item 21(a) of Form S-4 and Item 601(b)(5) of Regulation S-K promulgated under the Act.

In rendering our opinion, we have examined the amended and restated certificate of incorporation, as amended to date, and second amended and restated bylaws of the Company, the minutes of meetings of the board of directors and such other corporate records of the Company and other documents and have made such examinations of law as we have deemed relevant for purposes of this opinion.

Based on such examination, it is our opinion that the Common Shares which are to be registered pursuant to the Registration Statement may be legally issued in accordance with the Company’s amended and restated certificate of incorporation, as amended to date, and second amended and restated bylaws, and when so issued upon the terms and conditions set forth in the Merger Agreement and as described in the Registration Statement, will be legally issued, fully paid and nonassessable.

This opinion is limited to the laws of the State of Delaware and no opinion is expressed as to the laws of any other jurisdiction. This opinion does not extend to compliance with federal or state securities laws relating to the sale of the Common Shares.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference of this firm under the caption “Legal Matters” in the joint proxy statement/prospectus, which is a part of the Registration Statement. In giving this consent, we do not hereby admit that this firm is within the category of persons whose consent is required under Section 7 of the Act or regulations promulgated under to the Act.

This opinion is rendered for your benefit and that of your stockholders and stockholders of Aevi in connection with the Merger transaction described above and may not be used or relied upon by any other person without our prior written consent in each instance. We assume no obligation to advise you of changes that may hereafter be brought to our attention.

Very truly yours,

WYRICK ROBBINS YATES & PONTON LLP

/s/ WYRICK ROBBINS YATES & PONTON LLP